Exhibit 5.1

January 13, 2025

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-283701) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Allurion Technologies, Inc., a Delaware corporation (the “Company”), of (i) up to 3,926,701 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), or, in lieu thereof, pre-funded warrants of the Company (the “Pre-Funded Warrants”) to purchase up to 3,926,701 shares of Common Stock (the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), the accompanying Series A common warrants of the Company (the “Series A Common Warrants”) to purchase up to 5,890,051 shares of Common Stock (the shares of Common Stock issuable upon exercise of the Common Warrants, the “Series A Common Warrant Shares”), and the accompanying Series B common warrants of the Company (the “Series B Common Warrants”) to purchase up to 3,926,701 shares of Common Stock (the shares of Common Stock issuable upon the exercise of the Series B Common Warrants, the “Series B Common Warrant Shares”). The Registration Statement also relates to the registration of the offering by the Company of the Pre-Funded Warrant Shares, the Series A Common Warrant Shares and the Series B Common Warrant Shares. The Shares, the Pre-Funded Warrants, the Series A Common Warrant Shares and the Series B Common Warrant Shares are being sold to the purchasers named in, and pursuant to, a securities purchase agreement to be entered into between the Company and such purchasers (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to numbered paragraphs 2 and 3 only, the law of New York (without giving effect to its choice-of-law rules that could result in the application of the law of any other jurisdiction).

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

2. The Pre-Funded Warrants have been duly authorized and, when executed and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Allurion Technologies, Inc.

January 13, 2025

3. The Series A Common Warrants have been duly authorized and, when executed and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company.

4. The Series B Common Warrants have been duly authorized and, when executed and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company.

5. Assuming the Pre-Funded Warrant Shares were issued today upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, they would be duly authorized, validly issued, fully paid and nonassessable.

6. Assuming the Series A Common Warrant Shares were issued today upon exercise of the Series A Common Warrants in accordance with the terms of the Series A Common Warrants, they would be duly authorized, validly issued, fully paid and nonassessable.

7. Assuming the Series B Common Warrant Shares were issued today upon exercise of the Series B Common Warrants in accordance with the terms of the Series B Common Warrants, they would be duly authorized, validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP